FOR IMMEDIATE RELEASE
June 2, 2023

TEGNA Inc. Enters Into $300 Million Accelerated Share Repurchase Agreement

Receives 8,640,452 TEGNA shares from Standard General in satisfaction of $136 million termination fee

Tysons, Va. – TEGNA Inc. (NYSE: TGNA) today announced that it has entered into an accelerated share repurchase agreement (“ASR”) with JPMorgan Chase Bank, National Association (“JPMorgan”). Plans for the ASR and a 20% increase to the Company’s regular quarterly dividend were previously announced1 on May 22, 2023 and reflect the Company’s initial actions to return capital to shareholders following the termination of its merger agreement with an affiliate of Standard General L.P.

Under the terms of the ASR, TEGNA will repurchase $300 million in TEGNA common shares from JPMorgan, with an initial delivery of approximately 15.2 million shares on June 6, 2023. The final number of shares to be repurchased will be based on the average daily volume-weighted average price of TEGNA shares during the term of the ASR, less a discount and subject to customary adjustments pursuant to the terms of the ASR. The final settlement of the ASR is expected to be completed by the end of the third quarter of 2023, subject to acceleration at JPMorgan’s discretion.

TEGNA’s Board of Directors and management team are actively reviewing the return of additional excess capital that accumulated during the pending merger.

UPDATE ON TERMINATION FEE
As previously disclosed, Standard General has transferred 8,640,452 TEGNA shares to TEGNA to satisfy the $136,343,726 (equal to the termination fee plus interest accrued since termination of merger agreement) due to TEGNA under the terms of the merger agreement.

Receipt of the shares from Standard General will not reduce the $300 million ASR detailed above.

About TEGNA
TEGNA Inc. (NYSE: TGNA) is an innovative media company that serves the greater good of our communities. Across platforms, TEGNA tells empowering stories, conducts impactful investigations and delivers innovative marketing solutions. With 64 television stations in 51 U.S. markets, TEGNA is the largest owner of top 4 network affiliates in the top 25 markets among independent station groups, reaching approximately 39 percent of all television households nationwide. TEGNA also owns leading multicast networks True Crime Network, Twist and Quest. TEGNA offers innovative solutions to help businesses reach consumers across television, digital and over-the-top (OTT) platforms, including Premion, TEGNA’s OTT advertising service. For more information, visit www.TEGNA.com.

[1] https://www.tegna.com/tegna-inc-announces-300-million-accelerated-share-repurchase-agreement-and-increases-regular-quarterly-dividend-by-20-following-termination-of-merger-agreement-with-standard-general/

FORWARD-LOOKING STATEMENTS
This communication includes forward-looking statements within the meaning of the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, projections and estimates expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, risks and uncertainties related to: changes in the market price of the Company’s shares, general market conditions, access to credit or debt capital markets, applicable securities laws and alternative uses of capital; constraints, volatility, or disruptions in the capital markets or other factors affecting share repurchases, including the Company’s ability to complete the ASR on the expected terms and timing; delays or failures associated with implementation of the Company’s ASR program; the possibility that the Company’s ASR program, or any future share repurchases, may not enhance long-term stockholder value; the possibility that share repurchases pursuant to the ASR program could increase the volatility of the price of the Company’s common stock and diminish the Company’s cash reserves; legal proceedings, judgments or settlements; the response of customers, suppliers and business partners to the termination of the merger agreement, including impacts on and modifications to the Company’s plans, operations and business relating thereto; difficulties in employee retention due to the termination of the merger agreement; the Company’s ability to re-price or renew subscribers and execute on its capital allocation strategy; potential regulatory actions; changes in consumer behaviors and impacts on and modifications to TEGNA’s operations and business relating thereto; and economic, competitive, governmental, technological and other factors and risks that may affect the Company’s operations or financial results, which are discussed in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Any forward-looking statements in this press release should be evaluated in light of these important risk factors. The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this press release by wire services, Internet service providers or other media.

Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of the Company. Each such statement speaks only as of the day it was made. The Company undertakes no obligation to update or to revise any forward-looking statements. The factors described above cannot be controlled by the Company. When used in this communication, the words “believes,” “estimates,” “plans,” “expects,” “should,” “could,” “outlook,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Forward-looking statements in this communication may include, without limitation: anticipated growth rates and the Company’s plans, objectives and expectations.

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For media inquiries, contact:
Anne Bentley
Vice President, Corporate Communications
703-873-6366
abentley@TEGNA.com

For investor inquiries, contact:
Julie Heskett
Senior Vice President, Financial Planning & Analysis
703-873-6747
investorrelations@TEGNA.com